Crown Holdings, Inc.
EXECUTIVE OFFICER CASH SEVERANCE POLICY

Crown Holdings, Inc. (the “Company”) will not enter into any future employment agreement, severance agreement or separation agreement with any Executive Officer of the Company, or establish any new severance plan or policy covering any Executive Officer of the Company, in each case that provides for Cash Severance Benefits exceeding 2.99 times the sum of the Executive Officer’s base salary plus Target Bonus, without seeking stockholder ratification of such agreement, plan or policy.

For purposes of this Policy:

“Cash Severance Benefits” means cash payments: (i) in respect of the termination of the Executive Officer’s employment; (ii) to secure an agreement not to compete with the Company; or (iii) to offset any tax liability in respect of any of the foregoing. For the avoidance of doubt, “Cash Severance Benefits” do not include (a) the payment, vesting, acceleration or other handling of equity-based awards granted under stockholder-approved plans prior to the Executive Officer’s termination of employment, (b) payment of deferred compensation, earned retirement benefits or other vested employee benefits, in each case consistent with normal practices, provided under the Company’s retirement or employee benefit plans, (c) the provision of perquisites, insurance, disability, health and welfare plan coverage and other non-cash benefits generally available to similarly-situated employees, (d) any interest required to be paid pursuant to the terms of any Company plan or policy between the termination date and the payment date, (e) any unpaid bonus earned by the Executive Officer with respect to any previously completed performance period, (f) accrued but unpaid Base Salary or paid time off through the termination date and reimbursement for any expenses validly incurred prior to the termination date or (g) any payment in respect of the Executive Officer’s bonus for the year of termination based on target or actual performance (prorated based on the Executive Officer’s days of service during the annual performance period).

“Executive Officer” has the same meaning assigned to that term in the Company’s Compensation Recovery Policy, as it exists from time to time.

“Target Bonus” means the Executive Officer’s target bonus under the Company’s annual incentive plan applicable to the Executive Officer for the year of termination, provided that if no target bonus has been established for such year under such plan, the year immediately preceding the year of termination.